EXHIBIT 99.1
         Contact:                                         Release:
         KAREN M.L. WHELAN                                MAY 5, 1999
         Phone:  (804) 359-9311                           4:00 P.M. Eastern Time
         Fax:    (804) 254-3594


                    UNIVERSAL CORPORATION ANNOUNCES EARNINGS
RICHMOND, VA,   May 5, 1999 / PRNEWSWIRE

     Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, announced today that the company's earnings remain on course for the year although, on a comparative basis, results for the quarter ended March 31, 1999, are slightly lower. Net income for the three-month period ended March 31, 1999, was $29.4 million, or 88 cents per diluted share, compared to $31.5 million, or 89 cents per diluted share, for 1998's third quarter. For the nine months, net income was $97.8 million, or $2.90 per share, compared to $102.4 million, or $2.89 per share, in fiscal year 1998. Gross revenues for the quarter were higher at $1.22 billion compared to $1.15 billion last year, and for the nine months were $3.40 billion versus $3.44 billion a year ago.

         During both the quarter and the nine-month period, tobacco earnings comparisons were negatively impacted by a number of factors including lower volumes handled in Brazil out of the smaller 1998 flue-cured and burley crops and quality issues in Argentina. Timing of shipments was also a factor in a number of regions.

         Earnings were higher in the United States for the quarter due to larger volumes processed and increased export shipments. For the nine months, however,
U. S. earnings declined, despite larger volumes handled, due to the mix of business including lower export shipments and a reduction in the quantity of tobacco processed for the stabilization pools. Differences in the timing of shipments reduced quarterly earnings from Africa and delayed recognition of Oriental leaf sales from a number of origins. Dark tobacco results were down for the quarter and for the nine months reflecting a slowdown in filler and binder sales and leaf quality problems in Indonesia and Brazil due to adverse weather. Shipment delays also impacted these operations in the quarter.

         Non-tobacco earnings were up for both the quarter and the nine months due primarily to improving lumber and building products margins and higher plywood and hardwood prices. Last year, lumber results were adversely impacted by simultaneous declines in softwood, hardwood and plywood prices. Sales volumes continued to be below levels for the comparable periods a year ago due to the disruption of construction activity in Holland caused by excessive rains over the past six months. The performance of on-going agri-products operations was comparable to last year's good results .

                                  -- M O R E --

         The company's earnings for the quarter and the nine months also benefited from lower borrowing levels, which reduced interest expense, and a lower tax rate. As of March 31, 1999, total debt, excluding customer advances, had declined by about $170 million compared to March 31, 1998. The effective tax rate was 34 percent in the quarter and 36 percent for the nine months reflecting the expected mix of foreign and domestic earnings, the realization of tax benefits and management's continuing assessment of outstanding tax issues. The company's effective tax rate in fiscal year 1998 was approximately 40 percent.

         On April 27, 1999, a subsidiary of Universal announced the rationalization and consolidation of several operations in the United States. The actions are expected to provide greater efficiency and yield annual savings that are at least equal to their cost. The cost of the consolidation is estimated to be between $3 million and $4 million before taxes. The Company believes that it will recognize those costs primarily in its fourth fiscal quarter.

         For the year to date, the company has continued to perform well despite considerable market uncertainty. Margins in some areas have been pressured by excess leaf supply, occasioned by financial and economic conditions in Southeast Asia and the former Soviet Union, declining consumption in the United States and a general buildup in uncommitted inventories. However, management believes that as a result of its "right sizing" policy, the company has held its inventories to appropriate levels and has not been forced to take significant write-downs in order to dispose of excess stocks or to reflect the current market values of those stocks. At the same time, management has continued efforts to reduce costs, improve efficiency, and strengthen strategic partnerships. As a result of the success of these efforts, management continues to expect that 1999 will be a good year for the company and that it will achieve earnings from ongoing operations in line with management's current projections.

         Through April 15, 1999, Universal had purchased 2,756,875 shares of the company's stock for $94.7 million pursuant to a share repurchase program first announced in May 1998. A total of $200 million has been authorized for that program.

         The company cautions readers that the statements contained herein regarding expected earnings are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for the company's products and services, costs incurred in providing these products and services, and timing of shipments to customers. Lumber earnings could also be affected by a number of factors, including the translation effects of currency rate changes and unusual weather conditions in the Netherlands. Actual results, therefore, could vary from those expected. For more details on factors that could affect expectations, see the company's Annual Report on Form 10-K for the year ended June 30, 1998, as filed with the Securities and Exchange Commission.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information, visit Universal's web site at www.universalcorp.com.

                                  -- M O R E --

                                           UNIVERSAL CORPORATION
                                       UNAUDITED STATEMENTS OF INCOME
                               FOR THE QUARTERS ENDED MARCH 31, 1999 AND 1998
                              (Dollars in thousands, except per-share amounts)

                                                                                      Three Months
                                                                                  1999             1998
                                                                                  ----             ----
Sales and other operating revenues                                             $1,222,814       $1,152,696
Costs and expenses
    Cost of goods sold                                                          1,080,062          995,291
    Selling, general and administrative                                            87,631           90,952
                                                                               ----------       ----------

Operating income
    Equity in pretax earnings of unconsolidated affiliates                          5,239            5,599
    Interest expense                                                               12,848           16,585
                                                                               ----------       ----------

Income before income taxes and other items
    Income taxes                                                                   15,962           21,192
    Minority interests                                                              2,196            2,729
                                                                               ----------       ----------

Net income                                                                     $   29,354       $   31,546
                                                                               ==========       ==========


Earnings per share                                                                   $.88             $.89
Diluted earnings per share                                                           $.88             $.89



Denominator for earnings per share (weighted average shares)
      Basic                                                                    33,193,954       35,298,742
      Diluted                                                                  33,206,198       35,568,970

See accompanying notes.


                                  -- M O R E --


                                           UNIVERSAL CORPORATION
                                       UNAUDITED STATEMENTS OF INCOME
                             FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 1998
                              (Dollars in thousands, except per-share amounts)
                                                                                       Nine Months
                                                                                  1999             1998
                                                                                  ----             ----
Sales and other operating revenues                                             $3,399,818       $3,441,009
Costs and expenses
    Cost of goods sold                                                          2,951,950        2,969,702
    Selling, general and administrative                                           251,615          256,531
                                                                               ----------       ----------

Operating income
    Equity in pretax earnings of unconsolidated affiliates                          7,021           10,856
    Interest expense                                                               41,536           46,266
                                                                               ----------       ----------

Income before income taxes and other items
    Income taxes                                                                   58,226           71,189
    Minority interests                                                              5,677            5,773
                                                                               ----------       ----------

Net income                                                                     $   97,835       $  102,404
                                                                               ==========       ==========

Earnings per share                                                                  $2.90            $2.91
Diluted earnings per share                                                          $2.90            $2.89



Denominator for earnings per share (weighted average shares)
      Basic                                                                    33,722,844       35,202,716
      Diluted                                                                  33,772,047       35,428,867

See accompanying notes.

                                  -- M O R E --

NOTES
1.) The operations of domestic and foreign tobacco, lumber and building products, and agri-products are seasonal. Therefore, the results of operations for the periods ended March 31, 1999, are not necessarily indicative of results to be expected for the year ending June 30, 1999. All adjustments necessary to state fairly the results for such period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to current year's presentation.

2.)Contingencies: At March 31, 1999, total exposure under guarantees issued for banking facilities of unconsolidated affiliates was approximately $14 million. Other contingent liabilities approximate $41 million and relate principally to performance bonds, Common Market guarantees, and accounts receivable sold with recourse. The company's Brazilian subsidiaries have been notified by the tax authorities of proposed adjustments to the income tax returns filed in prior years. The total proposed adjustments, including penalties and interest, approximate $40 million; however, recent currency fluctuations and possible interest rate changes could affect that amount. The company believes the Brazilian tax returns filed were in compliance with the applicable tax code. The numerous proposed adjustments vary in complexity and amounts. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the company believes that the ultimate disposition will not have a material adverse effect on the company's consolidated financial position or results of operations. At March 31, 1999, the company had outstanding short-term loans of $43 million and long-term loans of $17 million to a farmer cooperative in Argentina. The loans are secured by tobacco and liens on real property, processing machinery and equipment and other assets of the cooperative. Upon export of the tobacco, which is usually in less than twelve months, the short-term loans should be recovered. The long-term loans are scheduled for repayment over the next nine years. Ultimate collection of the loans is contingent upon the ability of the farmers to produce competitively priced tobacco suitable for export, the financial management of the cooperative and the value of the assets pledged as security for the loans.

3.) As of July 1, 1998, the company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). The adoption of this statement had no impact on the company's net income or shareholders' equity. SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. SFAS 130 requires foreign currency translation adjustments to be included in other comprehensive income. Amounts in prior year financial statements have been reclassified to conform to SFAS 130.

                                            Three Months        Nine Months
Periods ended March 31,                   1999      1998       1999    1998
                                          ----      ----       ----    ----
(in millions)
Net income                                 $29       $32        $97    $102
Foreign currency translation adjustment    (4)       (7)          6    (13)
                                           ---       ---          -    ----
Comprehensive income                       $25       $25       $103     $89

4) The lower estimated effective tax rate in fiscal year 1999 is due to the anticipated mix of foreign and domestic earnings, realization of tax benefits, and management's current assessment of pending and contested tax issues.

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